Exhibit 99.1

AGREEMENT

William Thomas, as Trustee of the John A. and Ester Podlesak 1990 Family Trust (“Landlord”) and Pyramid Breweries, Inc (“Pyramid”) enter into the following agreement this 25th of March, 2004.

With reference to the following facts:

A.	Landlord and Tenant are parties to that certain Lease dated November 1, 1995 for property located at 901 Gilman Street, Berkeley, CA (the “Property”)

B.	A dispute has arisen as to whether or not Pyramid has exercised its option to purchase the property.

C.	The parties have agreed to settle the disputes and agree that Pyramid shall purchase and Landlord shall sell the property on the following.

Terms:
It is therefore agreed:

1)	Pyramid has validly exercised its option to purchase.

2)	The purchase price is $7,000,000 to be paid at close of escrow.

3)	Pyramid shall close escrow on the purchase within 120 days.

4)	Pyramid will cooperate with seller in effecting a 1031 exchange, at no cost to Pyramid.

5)	Pyramid shall provide the allocation of the purchase price between land and building.

6)	Each party shall bear its own fees and costs in connection with this transaction.

7)	The parties will execute a settlement agreement which will include mutual releases under Civil Code 1542.

8)	The agreement will be enforceable under CCP 664.6. Any dispute shall be submitted to biding arbitration under the California Code of Civil procedure.

9)	The signatories below represent and warrant that they have authority to enter into this agreement.

10)	No party has assigned any rights under the lease.

11)	Landlord shall assign to tenant all rights which landlord may have to indemnify and all claims it my have from landlord’s prior tenant in the property.

12)	Tenant shall receive a credit for the $100,000 prepaid rent under the lease if no credit has previously been given under the lease.

13)	Landlord shall submit this agreement to the Probate Court for approval as soon as possible and shall support the application before the Court.

14)	Landlord shall pay any brokerage commission to Hal Brandel arising out of this transaction.

15)	Costs related to closing shall be apportioned in accordance with custom and practice for commercial property in Alameda County, California.

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16)	Tenant release its claim for reimbursement of costs.

AGREED:

Signature	/s/ William Thomas

Print Name	William Thomas, Trustee

Pyramid Breweries Inc

Signature	/s/ Jim Hilger

Print Name	Jim Hilger, CFO

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